Exhibit 99.1

BroadVision Contact:

William E. Meyer

650.542.5100

ir1@BroadVision.com

BroadVision Receives Notice from The Nasdaq Stock Market Regarding Non-Compliance with the Minimum Bid Price Rule

REDWOOD CITY, CA —  September 12, 2005 — BroadVision, Inc. (Nasdaq: BVSN) today announced that it had received a notice from the Listing Qualifications Department of The Nasdaq Stock Market stating that for the last 30 consecutive business days, the bid price of the Company’s common stock has closed below the minimum $1.00 per share requirement for continued inclusion under Marketplace Rule 4450(a)(5) (the “Minimum Bid Price Rule”). The notice further states that pursuant to Marketplace Rule
4450(e)(2), the Company will be provided 180 calendar days (or until March 6, 2006) to regain compliance. If, at anytime before March 6, 2006, the bid price of the Company’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, the Company may regain compliance with the Marketplace Rules.  The Nasdaq staff may, in its discretion, require the Company to maintain a bid price of at least $1.00 per share for a period in excess of ten consecutive business days (but generally no more than 20 consecutive business days) before determining that the Company has demonstrated the ability to maintain long-term compliance.  The notice indicates that, if compliance with the Minimum Bid Price Rule is not regained by March 6, 2006, the Nasdaq staff will provide written notification that the Company’s common stock will be delisted, and at that time the Company may appeal the staff’s determination to a Listing Qualifications Panel. The notice also states that, alternatively, the Company may apply to transfer its common stock to The Nasdaq SmallCap Market if the Company satisfies the requirements for initial inclusion on The Nasdaq SmallCap Market, other than the Minimum Bid Price Rule, and that if the application is approved, the Company will be afforded the remainder of the Nasdaq SmallCap Market’s additional 180-day compliance period to regain compliance with the Minimum Bid Price Rule while on the Nasdaq SmallCap Market.

As announced on July 26, 2005, BroadVision has entered into a definitive agreement to be acquired by a newly-formed portfolio company of Vector Capital, a San Francisco-based private equity firm. Under the terms of the merger agreement, current BroadVision stockholders will receive $0.84 per share in cash and BroadVision will operate going forward as a privately-held, independent software vendor.

About BroadVision

BroadVision is a global provider of web self-service solutions. The Company’s agile commerce and portal applications enable customers to quickly create and adapt online processes to keep pace with changing business requirements. Over 1,000 organizations — including Circuit City, Yankee Candle, Vodafone, Cardinal Health, Hewlett-Packard, Toyota, Japan Airlines and the U.S. Air Force — serving nearly 75 million registered users, rely on BroadVision’s open solutions to power and personalize their mission-critical web initiatives.  Additional information about BroadVision can be obtained at www.broadvision.com.

Information Concerning Forward-Looking Statements

Information in this release that involves expectations, beliefs, hopes, plans, intentions or strategies regarding the future are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which forward-looking statements involve risk and uncertainties. All forward-looking statements included in this release are based upon information available to BroadVision as of the date of this release, and BroadVision assumes no obligation to update or correct any such forward-looking statements. These statements are not guarantees of future performance, and actual results could differ materially from BroadVision’s current expectations. Factors that could cause or contribute to such differences include, but are not limited to: the risk that the merger transaction may not close; difficulty in attracting or retaining customers or employees as a result of the signing of the definitive merger agreement; litigation resulting from the signing of the merger agreement or the associated transactions; and general economic and market conditions. These and other factors and risks associated with BroadVision’s business are discussed in its most recent annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission (“SEC”).

Additional Information About the Proposed Transaction and Where You Can Find It

In connection with the proposed transaction, BroadVision has filed a preliminary proxy statement and other relevant materials with the SEC and intends to file a definitive proxy statement. BEFORE MAKING ANY VOTING DECISION WITH RESPECT TO THE PROPOSED TRANSACTION, STOCKHOLDERS OF BROADVISION ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The proxy statement and other relevant materials, and any other documents filed by BroadVision with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, stockholders of BroadVision may obtain free copies of the documents filed with the SEC by contacting BroadVision Investor Relations at 650-261-5100 or BroadVision, Inc., 585 Broadway, Redwood City, CA 94063. You may also read and copy any reports, statements and other information filed by BroadVision with the SEC at the SEC public reference room at 100 F Street, NE, Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

BroadVision and its executive officers and directors may be deemed to be participants in the solicitation of proxies from BroadVision stockholders in favor of the proposed transaction. Certain executive officers and directors of BroadVision have interests in the transaction that may differ from the interests of stockholders generally, including benefits conferred under retention, severance and change in control arrangements, ownership interests in BroadVision’s parent company after the transaction and continuation of director and officer insurance and indemnification. These interests are described in the preliminary proxy statement.